Exhibit 10.4

$300,000,000

INTER-COMPANY CREDIT AGREEMENT

BY AND BETWEEN

DOMINION RESOURCES, INC.

AND

DOMINION MIDSTREAM PARTNERS, LP

Dated as of [            ], 2014

INTER-COMPANY CREDIT AGREEMENT

This Inter-Company Credit Agreement (this “Agreement”), dated as of [            ], 2014, is by and between DOMINION RESOURCES, INC. (“DRI”), a Virginia corporation, and DOMINION MIDSTREAM PARTNERS, LP (“Dominion Midstream”), a Delaware limited partnership (each of DRI and Dominion Midstream referred to as, a “party,” and collectively, the “parties”).

ARTICLE I

GENERAL PROVISIONS

Section 1.01 Definitions.

“Adjusted EBITDA” means EBITDA after adjustment for a non-controlling interest in Cove Point.

“Applicable Margin” means (a) during any Rated Period, the Rated Applicable Margin, and (b) during any other period, the Base Applicable Margin. As of the Effective Date of this Agreement, the Applicable Margin is the Base Applicable Margin.

“Authorized Officer” means each of the Chief Executive Officer, any Executive Vice President, any Senior Vice President, and any Treasurer or Assistant Treasurer of Dominion Midstream General Partner, and such other officers or agents, as an Authorized Officer, by written notice to DRI, may from time to time designate.

“Available Credit” means, as of any day, $300,000,000 less the aggregate amount of Loans then outstanding.

“Base Applicable Margin” means, as of any applicable date of determination, the percentage corresponding to Dominion Midstream’s Leverage Ratio as shown below:

Pricing Level	Leverage Ratio	Base Applicable Margin

I.	< 2.75:1.00	1.250%

II.	>2.75:100 but < 3.50:1.00	1.375%

III.	>3.50:100 but < 4.25:1.00	1.500%

IV.	>4.25:1.00	1.750%

The Base Applicable Margin shall be determined and adjusted, as applicable, on the date of each Loan and on any other date determined by DRI. Dominion Midstream shall, upon request, provide DRI with a compliance certificate executed by an Authorized Officer evidencing the then applicable Base Applicable Margin. As of the Effective Date, the Base Applicable Margin in 1.250%.

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in New York, New York; provided that such day is also a day on which DRI is open for business.

“Base Rate” means, as of any day, the effective dollar-weighted average rate of interest on DRI’s outstanding commercial paper and/or revolving credit borrowings. If no such DRI borrowings are outstanding on the date of any outstanding Loan, then the interest rate for such day shall be equal to One Month LIBOR as of the date of such determination, plus the basis point spread above One Month LIBOR, as it existed and was determined at the date of DRI’s most recent commercial paper borrowing, that was payable by DRI with respect to such borrowing.

“Cove Point” means Dominion Cove Point LNG, LP, a Delaware limited partnership.

“Dominion Midstream General Partner” means Dominion Midstream GP, LLC, a Delaware limited liability company, in its capacity as the general partner of Dominion Midstream and acting on behalf of Dominion Midstream, or any successor approved by DRI.

“Drawdown Date” means a Business Day selected by Dominion Midstream upon which all or any portion of any Loan shall be funded.

“Dollars or $” means lawful money of the United States of America.

“EBITDA” means Dominion Midstream’s net income including non-controlling interest before interest and related charges, income tax and depreciation and amortization.

“Effective Date” shall be such day as this Agreement becomes effective pursuant to Section 4.07 hereof.

“Final Maturity Date” means: (i) the Regular Maturity Date (as the same may be extended pursuant to Section 2.09 of this Agreement); or (ii) such earlier termination date as may occur pursuant to Section 3.01 or 3.02 hereof. If the Final Maturity Date is not a Business Day, the next succeeding Business Day shall be deemed to be the Final Maturity Date

“Fitch” means Fitch Ratings Ltd., or any successor or assignee of the business of such company in the business of rating securities.

“Indebtedness” means (i) all indebtedness or other obligations of Dominion Midstream for borrowed money, including without limitation the Note; (ii) all indebtedness or other obligations of any other Person for borrowed money in respect of which Dominion Midstream is liable, contingently or otherwise, to pay or advance money or property as guarantor, endorser or otherwise (except as endorser for collection in the ordinary course of business); and (iii) all financing lease obligations of Dominion Midstream.

“Interest Payment Date” means, except as may be otherwise agreed by DRI and Dominion Midstream, the first (1st) day of each month and any date upon which 100% of the outstanding principal amount of the Loans is due and payable. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the immediately preceding Business Day.

“Interest Rate” means the Base Rate plus the Applicable Margin.

“Leverage Ratio” means, as of any date of determination, Dominion Midstream’s ratio of Indebtedness to Adjusted EBITDA.

“Loan” means a loan made to Dominion Midstream under Section 2.01 of this Agreement.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Note” means the promissory note of Dominion Midstream, payable to the order of DRI and substantially in the form annexed hereto as Exhibit A, evidencing at any given time the Loans outstanding under this Agreement, as the same may be amended, modified, supplemented, renewed or extended from time to time and any replacement thereof or substitution therefor.

“One Month LIBOR” shall mean the rate per annum appearing on Reuters Page LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in U.S. Dollars having a one month maturity at approximately 11:00 a.m. (London time) on the date of determination.

“Person” means an individual, corporation, partnership, trust or unincorporated organization, or a government or any agency or political subdivision thereof

“Rated Applicable Margin” means, as of any applicable date of determination, the percentage corresponding to the Rating in effect from time to time as shown below:

Pricing Level	Rating of Dominion Midstream	Rated Applicable Margin
I.	>BBB+ from S&P or Baa1 from Moody’s or BBB+ from Fitch	1.075%

II.	BBB from S&P or Baa2 from Moody’s or BBB from Fitch	1.275%

III.	BBB- from S&P or Baa3 from Moody’s or BBB- from Fitch or lower	1.475%

Notwithstanding the above, if at any time there is a split in Ratings between S&P, Moody’s and Fitch and (i) two Ratings are equal and higher than the third, the higher Rating will apply, (ii) two Ratings are equal and lower than the third, the lower Rating will apply or (iii) no Ratings are equal, the intermediate Rating will apply. In the event that Dominion Midstream shall maintain Ratings from only two of S&P, Moody’s and Fitch Dominion Midstream is split-rated and (x) the Ratings differential is one level, the higher Rating will apply and (y) the Ratings differential is two levels or more, the level one level lower than the higher Rating will apply.

The Rated Applicable Margin shall be determined and adjusted on the date of any applicable change in the Rating.

“Rated Period” means any period during which Ratings are in place from at least two (2) of S&P, Moody’s and Fitch.

“Rating” means a rating assigned by S&P, Moody’s or Fitch to Dominion Midstream based on Dominion Midstream’s senior, unsecured, non-credit enhanced obligations.

“Regular Maturity Date” means the date which is five (5) years from the Effective Date of this Agreement, as the same may be extended pursuant to Section 2.09 to this Agreement.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor or assignee of the business of such division in the business of rating securities.

Section 1.02 Interpretation of Definitions. All definitions in the singular shall, unless the context specifies otherwise, include and mean the plural, and all references to the masculine gender shall include the feminine; and vice versa.

Section 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of Dominion Midstream’s and/or DRI’s financial statements, and any financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

ARTICLE II

CONCERNING THE LOANS

Section 2.01 Loans. During the period from the Effective Date to and including the Final Maturity Date, DRI agrees to make Loans to Dominion Midstream upon the terms and conditions set forth herein in an aggregate outstanding principal amount not to exceed $300,000,000. During the term of this Agreement, to but excluding the Final Maturity Date, Dominion Midstream, at its option without penalty or premium, may from time to time repay all or any part of any Loan as provided in Section 2.07 hereof, and may re-borrow any amount of such Loan that has been repaid. The entire unpaid principal balance of the Note, together with interest accrued thereon and any other amounts due under the Note or this Agreement, shall be due and payable in full on the Final Maturity Date.

Section 2.02 Advancement of Funds. Each request for a Loan by Dominion Midstream, unless otherwise approved by DRI, shall be made by an Authorized Officer no later than 10:00 a.m., eastern prevailing time, on the proposed Drawdown Date, and shall specify the amount of the requested Loan, the proposed Drawdown Date, and a general statement of the contemplated use and disposition of the proceeds of the Loan. No Loan shall be in excess of the Available Credit, and no part of any Loan may mature later than the Final Maturity Date. Increases and decreases in the amounts due and payable by Dominion Midstream under this Agreement and the Note shall be evidenced by book entries, and DRI shall maintain a current daily accounting of all Loans to Dominion Midstream under this Agreement. Such accounting shall be maintained in electronic format and shall indicate the Interest Rate in effect from time to time. Upon request, DRI shall provide Dominion Midstream copies of such current accounting.

Section 2.03 Interest on the Loan. Daily interest at the Interest Rate on the outstanding principal balance of the Loans shall be determined by DRI as of the close of each Business Day. The rate to be used for any day other than a Business Day will be the Interest Rate on the immediately preceding Business Day. All accrued and unpaid interest on all Loans shall be due and payable by Dominion Midstream on each Interest Payment Date.

Section 2.04 The Note. Dominion Midstream’s obligation to repay the outstanding balance of each Loan shall be evidenced by the Note. The Note shall be executed by an Authorized Officer and delivered to DRI on the Effective Date. The Note shall be payable to the order of DRI at its offices in the City of Richmond, Virginia, and shall mature on the Final Maturity Date (subject to the terms of Article III hereof). The Loans and the Note evidencing the Loans shall accrue interest at the Interest Rate as provided in Section 2.03 hereof, which interest shall be payable at the offices of DRI in the City of Richmond, Virginia at the times specified in Section 2.03. Upon payment in full of the outstanding principal balance of the Note and all interest accrued thereon and any other charges due thereunder or hereunder, DRI shall promptly return such Note marked “Cancelled” to Dominion Midstream.

Section 2.05 Expenses. Dominion Midstream shall reimburse DRI, promptly following receipt of an invoice or other supporting documentation from DRI, for any and all reasonable costs and expenses incurred by DRI in connection with the enforcement of any of its rights and remedies hereunder or under the Note.

Section 2.06 Funding and Repayment. Each Loan shall be made in Dollars in immediately available funds on the Drawdown Date. All Loans shall be made in the form of open account advances, repayable no later than the Final Maturity Date. All repayments and prepayments by Dominion Midstream of principal and all payments by Dominion Midstream of interest, and all other sums due under the Note or this Agreement shall be made without deduction, set off, abatement, suspension, deferment, defense or counterclaim, on or before the due date of repayment or payment, and shall be made in Dollars in immediately available funds. All payments received from Dominion Midstream shall be applied as follows: first, to the payment of all amounts due hereunder or under the Note other than principal and interest on the Loans; second, to the payment of interest due on the Loans; and third, to the repayment of principal due on the Loans.

Section 2.07 Optional Prepayments. Dominion Midstream may, at its option, prepay all or any part of the Loans at any time and from time to time without penalty or premium.

Section 2.08 Use of Loan Proceeds. The proceeds of the Loans may be used by Dominion Midstream or its subsidiaries for any lawful purpose.

Section 2.09 Automatic Extension of Regular Maturity Date. If, on or before the day which is ninety (90) days prior to the then Regular Maturity Date of this Agreement, neither of the parties to this Agreement shall have given notice to the other party that it wishes this Agreement to expire on said Regular Maturity Date, then said Regular Maturity Date shall be deemed to have been extended automatically for an additional one (1) year.

ARTICLE III

TERMINATION

Section 3.01 Termination of Agreement. Anything in this Agreement or the Note to the contrary notwithstanding, if any of the following events shall occur and be continuing, DRI, at its option, shall have the right to terminate this Agreement and/or to make the outstanding principal amount of the Loans and interest thereon and any other sums due under the Note and this Agreement immediately due and payable upon written notice to Dominion Midstream, without the requirement of any further notice, demand or presentment of the Note for payment, all of which are expressly waived by Dominion Midstream:

(a) Dominion Midstream shall fail to pay any Indebtedness or any interest or premium thereon owing by Dominion Midstream to any Person when due or within any grace period applicable thereto, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise; or Dominion Midstream shall fail to perform any term, covenant or agreement on its part to be performed under this Agreement, the Note or any other agreement or instrument evidencing or securing or relating to any Indebtedness owing by Dominion Midstream when required to be performed, if such failure permits the acceleration of the maturity of such Indebtedness, unless such failure to perform shall have been waived by the holder or holders of such Indebtedness prior to any acceleration hereunder;

(b) This Agreement or the Note shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void, or the validity or enforceability of this Agreement or the Note shall be contested by any Person, or Dominion Midstream shall deny that it has any or further liability or obligation hereunder and thereunder; or

(c) Dominion Midstream shall have entered against it an order for relief as a bankrupt or insolvent, or admit in writing its inability to pay its just debts as they mature, or make an assignment for the benefit of the creditors; or Dominion Midstream shall apply for or consent to the appointment of any receiver, trustee, custodian, sequestrator, assignee for the benefit of creditors or similar officer for it or for all or any substantial part of its property, or any such person shall be appointed without the application or consent of Dominion Midstream and such appointment shall continue unstayed or undischarged for a period of sixty (60) days; or Dominion Midstream shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against Dominion Midstream and shall remain unstayed or undismissed for a period of sixty (60) days; or any judgment, writ, warrant or attachment of execution or similar process shall be issued or levied against a substantial part of the assets of Dominion Midstream and such judgment, writ, or similar process shall not be released, stayed, vacated or fully bonded within sixty (60) days after its issue or levy.

Section 3.02 Termination by Notice. This Agreement may be terminated by either party by providing notice to the other at least ninety (90) days in advance of their desire to terminate this Agreement. The termination date as specified in such notice shall then become the Final Maturity Date, with all of the provisions of Article II which pertain to the Loans and the Note to remain applicable thereto.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Books and Records. Dominion Midstream covenants and agrees that, so long as this Agreement shall remain in effect, Dominion Midstream will keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs.

Section 4.02 Notices. Any communications between the parties hereto or notices provided herein to be given may be given by mailing or otherwise delivering the same, (i) with respect to DRI, to any Treasurer or Assistant Treasurer of DRI, c/o 120 Tredegar Street, Richmond, Virginia 23219, and (ii) with respect to Dominion Midstream, to any Treasurer or Assistant Treasurer of Dominion Midstream General Partner, c/o 120 Tredegar Street, Richmond, Virginia 23219, or to such other officers or addresses as either party may in writing hereinafter specify.

Section 4.03 Waivers: Remedies Cumulative or Other Instruments Evidencing Indebtedness. No delay or omission to exercise any right, power or remedy accruing to DRI under this Agreement shall impair any such right, power or remedy nor shall it be construed to be a waiver of any such right, power or remedy. Any waiver, permit, consent or approval of any kind or character on the part of DRI of any breach or default under this Agreement, or any waiver on the part of DRI of any provision or condition of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. Any such waiver shall not constitute a waiver of any subsequent breach or default under this Agreement or of any provision or condition of this Agreement. All remedies, either under this Agreement, the Note, statute or rule of law or equity, or otherwise afforded to DRI, shall be cumulative and not alternative and may be exercised concurrently or alternatively.

Section 4.04 Governing Law. This Agreement, the Note and any other instrument or agreement now or hereafter required hereunder, shall be governed by, and construed under, the laws of the Commonwealth of Virginia.

Section 4.05 Restrictions on Liens. As long as this Agreement remains in effect, Dominion Midstream shall not, create, incur, assume or suffer to exist any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind whatsoever (including without limitation, any conditional sale or other title retention agreement and any capitalized lease obligation having substantially the same economic effect as any of the foregoing), upon any of its property, assets or revenues, whether now owned or hereafter acquired, without the consent of DRI, except for liens created in the ordinary course of business and liens in existence on the date hereof, as previously disclosed in writing to DRI.

Section 4.06 Restrictions on Distributions. As long as this Agreement remains in effect, Dominion Midstream shall not make any cash distribution to its owners (excluding, for the avoidance of doubt, reimbursement of any applicable costs or expenses) at any time during which there are amounts then due and payable by Dominion Midstream to DRI under this Agreement or the Note.

Section 4.07 Effectiveness. This Agreement shall become effective upon the execution and delivery of this Agreement by DRI and Dominion Midstream.

Section 4.08 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

Section 4.09 Severability. If any provision of this Agreement or the Note or the application thereof to any party thereto shall be invalid or unenforceable to any extent, (i) the remainder of this Agreement and the Note, and (ii) the application of such invalid or unenforceable provisions to any other person thereto, shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 4.10 Amendments. No amendment of any provision of this Agreement or the Note shall be effective unless it is in writing and signed by Dominion Midstream and DRI.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers, as of the date first above written.

DOMINION MIDSTREAM PARTNERS, LP

By:	Dominion Midstream GP, LLC
Its:	General Partner

By:
Name:
Title:

DOMINION RESOURCES, INC.

By:
Name:
Title:

Signature Page to Inter-Company Credit Agreement

EXHIBIT A

INTER-COMPANY CREDIT NOTE

$300,000,000	Richmond, Virginia
, 2014

DOMINION MIDSTREAM PARTNERS, LP, a Delaware limited partnership (the “Company”), for value received and in consideration of the execution and delivery by DOMINION RESOURCES, INC., a Virginia corporation (“DRI”), of that certain Inter-Company Credit Agreement, dated as of             , 2014, (the “Agreement”), hereby promises to pay to the order of DRI, five (5) years from the Effective Date of the Agreement, or such other date as shall then be the Final Maturity Date under the Agreement, the principal sum of Three Hundred Million Dollars ($300,000,000), or so much thereof as may be outstanding hereunder at such time.

Dominion Midstream also unconditionally promises to pay interest on the unpaid principal amount of this Note outstanding from time to time, until such principal amount is paid in full, at the rates, at the time and in the manner specified in the Agreement and in accordance with the provisions thereof. Nothing contained in this Note or in the Agreement shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate permitted by any applicable law.

This Note is issued by Dominion Midstream pursuant to the Agreement, to which reference is made for certain terms and conditions applicable hereto. Defined terms used in this Note shall, unless the context otherwise requires, have the same meanings assigned to them in the Agreement.

Both the principal of this Note and interest hereon are payable in lawful money of the United States of America, which will be immediately available on the day when payment shall become due, at the offices of DRI in the City of Richmond, Virginia. Interest shall be paid on overdue principal hereof and, to the extent legally enforceable, on overdue interest at the Interest Rate as in effect from time to time plus two hundred (200) basis points.

The outstanding principal amount of this Note shall be automatically increased or decreased upon and to the same extent of any increase or decrease in the outstanding aggregate principal amount of the Loans made under the Agreement; provided, however, that at no time shall the outstanding principal amount of this Note exceed $300,000,000. Increases and decreases in the amounts due and payable by Dominion Midstream under this Agreement and the Note shall be evidenced in accordance with the terms of the Agreement. Upon payment in full of the principal of and interest on this Note and all other sums due from Dominion Midstream to DRI under terms of this Note and the Agreement, this Note shall be canceled and returned to Dominion Midstream and shall be of no further operation or effect. The obligation of Dominion Midstream to make the payments required to be made on this Note and under the Agreement and to perform and observe the other agreements on its part contained herein and therein shall be absolute and unconditional and shall not be subject to diminution by set off, counterclaim, defense, abatement or otherwise.

Upon the occurrence of an event giving rise to a right on the part of DRI to terminate the Agreement under Section 3.01 thereof, the maturity of this Note may, at the discretion of DRI, be accelerated and the principal balance hereof, together with interest accrued thereon (plus any other sums due from Dominion Midstream to DRI under the terms of this Note and/or the Agreement) may be declared immediately due and payable as provided in the Agreement.

All Loans made under the Agreement shall be made in the form of open account advances, repayable no later than the Final Maturity Date. Presentment for payment, demand, protest and notice of demand, notice of dishonor, notice of non-payment and all other notices are hereby waived by Dominion Midstream, except to the extent expressly provided in the Agreement. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Note is issued with the intent that it shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia.

IN WITNESS WHEREOF, DOMINION MIDSTREAM PARTNERS, LP has caused this Note to be duly executed in its name by its duly authorized officer all as of the             day of             , 2014.

DOMINION MIDSTREAM PARTNERS, LP

By:	Dominion Midstream GP, LLC
Its:	General Partner

By:
Name:
Title: